                                                                      Exhibit 11

                             Cambridge Heart, Inc.
             Computation of Net Loss per Share-Basic and Diluted

                                                       For the three months ended
                                                                 March 31,
                                                            1998           1999
Net Loss                                                $(1,686,844)  $(1,678,601)
                                                        ===========   ===========
Weighted average shares outstanding:

 a. Shares attributable to common stock outstanding     10,624,486    10,907,049
                                                        ==========    ==========
Net loss per share                                     $     (0.16)  $     (0.15)
                                                       ===========   ===========

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